Exhibit 2.2

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER is entered into as of August 17, 2009 among Pine River Capital Management L.P., a Delaware limited partnership (“Pine River”), Two Harbors Investment Corp., a Maryland corporation (“Parent”), Two Harbors Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Capitol Acquisition Corp., a Delaware corporation (the “Company”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Merger Agreement (as defined below).

WHEREAS, the parties entered into that certain Agreement and Plan of Merger dated as of June 11, 2009 (the “Merger Agreement”) providing for the merger of Merger Sub with and into the Company;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have authorized this Amendment No. 1; and

WHEREAS, in accordance with Section 9.5 of the Merger Agreement, the parties wish to amend certain terms and provisions of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Clause (b)(ii) of Section 8.1 of the Merger Agreement is hereby amended in its entirety to read as follows:

“if the Effective Time shall not have occurred by September 30, 2009 or, if the only condition to obligation of the parties to effect the Merger set forth in Article VII (other than conditions which by their nature are satisfied at Closing) that is unsatisfied and unwaived as of September 30, 2009, is Section 7.1(e), October 15, 2009 (the “Termination Date”).”

2.    Except as specifically provided in this Amendment No. 1, no provision of the Merger Agreement is modified, changed, waived, discharged or otherwise terminated and the Merger Agreement shall continue to be in full force and effect. This Amendment No. 1 constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

CAPITOL ACQUISITION CORP.

By:	/s/ Mark D. Ein
Name:	Mark D. Ein
Title:	CEO

PINE RIVER CAPITAL MANAGEMENT L.P.

By:	/s/ Jeff Stolt
Name:	Jeff Stolt
Title:	CFO

TWO HARBORS INVESTMENT CORP.

By:	/s/ Thomas Siering
Name:	Thomas Siering
Title:	President

TWO HARBORS MERGER CORP.

By:	/s/ Thomas Siering
Name:	Thomas Siering
Title:	President

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